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                                                                     EXHIBIT 8.1


                        [Letterhead of Bryan Cave LLP]



                                 April 11, 2000



MCI WorldCom, Inc.
500 Clinton Center Drive
Clinton, Mississippi  39056

Ladies and Gentlemen:

          We have acted as special tax counsel to MCI WorldCom, Inc., a Georgia corporation (the "Company"), in connection with the preparation of a Prospectus (the "Prospectus") included as part of the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission on April 11, 2000 under the Securities Act of 1933. The Prospectus provides the Company may offer from time to time its Debt Securities in the aggregate principal amount of up to U.S. $15 billion ($15,000,000,000). Except as otherwise indicated herein, all capitalized terms used in this letter have the same meaning assigned to them in the Registration Statement.

          In rendering our opinion, we have examined and relied upon without independent investigation as to matters of fact the Prospectus and such other documents, certificates and instruments as we have considered relevant for purposes of this opinion. We have assumed without independent verification that the Prospectus is accurate and complete in all material respects, and our opinion is conditioned expressly on, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all of such facts, information, covenants, statements and representations through and as of the date of consummation of the filing. Any material changes in the facts referred to, set forth or assumed herein or in the Prospectus may affect the conclusions stated herein.

          In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended and in effect (the "Code"), U.S. Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to repeal, revocation, reversal, modification or change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities which we have considered could affect the conclusions upon which our opinion is based.
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MCI WorldCom, Inc.
April 11, 2000
Page 2

          Based solely upon the foregoing and in reliance thereon and subject to the exceptions, limitations and qualifications stated herein, we confirm that the statements contained in the Prospectus under the caption "Certain United States Federal Income Tax Documentation Requirement for Non-U.S. Holders" insofar as such statements constitute matters of law or legal conclusions, as qualified therein, are our opinion and such statements true, correct and complete in all material respects.

          Except as expressly set forth above, we express no other opinion. We consent to the filing of this opinion as Exhibit 8.1 of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

                              Very truly yours,

                              /s/ Bryan Cave LLP
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                              Bryan Cave LLP